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Exhibit 11

						     Boston Technology, Inc.
      Statement of Weighted Shares used in Computation of Earnings Per Share
								 (in thousands)

											    Three months ended April 30,
											       1997            1996
											      --------       ----------
Common stock outstanding, beginning of  period         25,502          24,732

Weighted average common stock issued during the
 three months ended April 30,                             366              68
Weighted average common stock equivalents               8,039           7,927
Weighted average treasury shares acquired using the
  treasury stock method                                (5,234)         (4,998)
											     ----------      ----------
Weighted average shares of common stock outstanding    28,673          27,729
											       ==========      ==========




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